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On February 15, 2022, Huntsman Corporation (the “Company”) held a webcast and conference call (the “Earnings Call”) in connection with the Company’s announcement of its financial results for the three months and year ended December 31, 2021. A copy of the earnings release and transcript of the Earnings Call can be found below.

Earnings Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 15, 2022	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Fourth Quarter and Full Year 2021 Earnings;

Fourth Quarter Buybacks of over $100 million and Dividend Increased 13%

Fourth Quarter Highlights

•	Fourth quarter 2021 net income of $607 million compared to net income of $360 million in the prior year period; fourth quarter 2021 diluted earnings per share of $2.73 compared to diluted earnings per share of $1.54 in the prior year period.

•	Fourth quarter 2021 adjusted net income of $207 million compared to adjusted net income of $113 million in the prior year period; fourth quarter 2021 adjusted diluted earnings per share of $0.95 compared to adjusted diluted earnings per share of $0.51 in the prior year period.

•	Fourth quarter 2021 adjusted EBITDA of $349 million compared to adjusted EBITDA of $240 million in the prior year period.

•	Fourth quarter 2021 net cash provided by operating activities from continuing operations was $790 million. Free cash flow from continuing operations was $698 million for the fourth quarter 2021, which includes a $332.5 million cash benefit from the Albemarle settlement.

•	Repurchased approximately 3.1 million shares for approximately $101 million in the fourth quarter 2021.

•	On February 14, 2022, the Board approved a 13% increase to the quarterly dividend.

•	In December 2021, we initiated a strategic review of our Textile Effects segment, including a possible sale of the segment.

•	Received first payment from Albemarle arbitration award of approximately $332.5 million on December 2, 2021. The final payment of $332.5 million will be received by early May 2022. In total, the Company is expected to receive pre-tax proceeds of approximately $465 million after legal fees.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,307	$1,668	$8,453	$6,018

Net income	$607	$360	$1,104	$1,066
Adjusted net income (1)	$207	$113	$784	$218

Diluted income per share	$2.73	$1.54	$4.72	$4.66
Adjusted diluted income per share(1)	$0.95	$0.51	$3.54	$0.98

Adjusted EBITDA(1)	$349	$240	$1,343	$647

Net cash provided by operating activities from continuing operations	$790	$167	$953	$277
Free cash flow from continuing operations(2)	$698	$88	$611	$28

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2021 results with revenues of $2,307 million, net income of $607 million, adjusted net income of $207 million and adjusted EBITDA of $349 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

"We concluded 2021 with the best year in our history with our current portfolio of businesses. The transformation of our portfolio has enabled our company to generate not only our highest ever adjusted EBITDA margins but consistent profit margins quarter on quarter throughout 2021, a hallmark of a more differentiated chemical business. We remain committed to a balanced capital deployment as we repurchased over $200 million of our own shares in the second half of the year and we have just announced a 13% increase to our quarterly dividend. While we view 2021 as a highly successful year for Huntsman, we see this is as just the beginning and we expect to build upon this momentum.

In 2022, as we outlined at our Investor Day, we expect to grow earnings further, expand adjusted EBITDA margins and deliver improved free cash flow and cost optimization. This year in the second quarter we will complete our Geismar Louisiana, MDI splitter project which will expand our differentiated Polyurethanes business in the Americas, and we will continue to progress our previously announced investments targeting electric vehicle batteries, semi-conductors, and polyurethane catalysts.

Following our portfolio transformation, we are now a focused, differentiated chemical company with a strong balance sheet providing financial flexibility to grow the company through organic investments and select bolt-on M&A while ensuring that we can provide strong returns of capital to our shareholders.

We continue to seek opportunities for optimization as evidenced by our recent announcement on Textile Effects. In addition, to align our leadership team to the goals we set out at our Investor Day in November, we have implemented a multi-year compensation program for the top 80 senior leaders in our company, that focuses on the delivery of improving EBITDA margin, free cash flow and cost optimization.

Our Board of Directors is fully aligned to our strategic intent and brings the relevant skills and experiences to help us achieve our targets. We expect 2022 to be another strong year for Huntsman and I look forward to updating you as the year progresses."

Segment Analysis for 4Q21 Compared to 4Q20

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended December 31, 2021 compared to the same period in 2020 was primarily due to higher MDI average selling prices and higher sales volumes. MDI average selling prices increased in all regions. Sales volumes increased primarily due to growth in the Americas region and across multiple markets. The increase in segment adjusted EBITDA was primarily due to higher MDI volumes and higher equity earnings.

Performance Products

The increase in revenues in our Performance Products segment for three months ended December 31, 2021, compared to the same period in 2020 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to stronger demand and in response to increased raw material costs. Sales volumes increased largely due to stronger demand. The increase in segment adjusted EBITDA was primarily due to increased revenue and margins, partially offset by increased fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended December 31, 2021 compared to the same period in 2020 was primarily due to higher average selling prices, higher sales volumes and the favorable net impact of the Gabriel acquisition and India-based DIY divestiture. Excluding the Gabriel acquisition and India-based DIY divestiture, sales volumes increased across all markets, primarily in relation to the ongoing recovery from the global economic slowdown. Average selling prices increased largely in response to higher raw material costs and due to the impact of a weaker U.S. dollar against major international currencies. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and the benefits, including synergies, from our recent acquisitions, partially offset by higher fixed costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended December 31, 2021 compared to the same period in 2020 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased in response to increases in raw material and logistics costs. Sales volumes decreased mainly due to a deselection of lower margin products and markets. Segment adjusted EBITDA increased primarily due to higher sales revenue, offset by higher direct and fixed costs.

Corporate, LIFO and other

For the three months ended December 31, 2021, adjusted EBITDA from Corporate and other decreased by $3 million to a loss of $50 million from a loss of $47 million for the same period of 2020.

Liquidity and Capital Resources

During the three months ended December 31, 2021, our free cash flow from continuing operations was $698 million as compared to $88 million in the prior year period. During the three months ended December 31, 2021, our cash flows benefitted from $332.5 million received from our Albemarle arbitration award. As of December 31, 2021, we had approximately $2.5 billion of combined cash and unused borrowing capacity.

During the three months ended December 31, 2021, we spent $92 million on capital expenditures as compared to $79 million in the same period of 2020. For the year ended December 31, 2021, we spent $342 million on capital expenditures. For 2022, we expect to spend approximately $300 million on capital expenditures.

Income Taxes

In the fourth quarter 2021, our effective tax rate was 14% and our adjusted effective tax rate was 19%. We expect our 2022 adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2021 financial results on Tuesday, February 15, 2022 at 10:00 a.m. ET.

Webcast link: https://themediaframe.com/mediaframe/webcast.html?webcastid=yuDF4WHL

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the first quarter 2022, a member of management is expected to present at:

Alembic Global Advisors Deer Valley Chemical Conference on March 3-4, 2022

RBC Capital Markets Chemicals & Packaging Virtual Conference on March 8, 2022

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,307	$1,668	$8,453	$6,018
Cost of goods sold	1,838	1,306	6,678	4,918
Gross profit	469	362	1,775	1,100
Operating expenses (credits)	248	(42)	940	618
Restructuring, impairment and plant closing costs	6	15	40	49
Operating income	215	389	795	433
Interest expense, net	(15)	(23)	(67)	(86)
Equity in income of investment in unconsolidated affiliates	25	17	143	42
Fair value adjustments to Venator investment and related loss on disposal	-	12	(28)	(88)
Loss on early extinguishment of debt	-	-	(27)	-
Income associated with the Albemarle Settlement, net	465	-	465	-
Other income, net	9	9	32	36
Income from continuing operations before income taxes	699	404	1,313	337
Income tax expense	(95)	(37)	(209)	(46)
Income from continuing operations	604	367	1,104	291
Income (loss) from discontinued operations, net of tax(3)	3	(7)	-	775
Net income	607	360	1,104	1,066
Net income attributable to noncontrolling interests, net of tax	(10)	(17)	(59)	(32)
Net income attributable to Huntsman Corporation	$597	$343	$1,045	$1,034

Adjusted EBITDA(1)	$349	$240	$1,343	$647
Adjusted net income(1)	$207	$113	$784	$218

Basic income per share	$2.76	$1.56	$4.77	$4.69
Diluted income per share	$2.73	$1.54	$4.72	$4.66
Adjusted diluted income per share(1)	$0.95	$0.51	$3.54	$0.98

Common share information:
Basic weighted average shares	216	220	219	221
Diluted weighted average shares	219	222	221	222
Diluted shares for adjusted diluted income per share	219	222	221	222

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2021	2020	(Worse)	2021	2020	(Worse)
Segment Revenues:
Polyurethanes	$1,393	$1,030	35%	$5,019	$3,584	40%
Performance Products	410	265	55%	1,485	1,023	45%
Advanced Materials	317	207	53%	1,198	839	43%
Textile Effects	195	173	13%	783	597	31%
Total Reportable Segments' Revenue	2,315	1,675	38%	8,485	6,043	40%

Intersegment Eliminations	(8)	(7)	n/m	(32)	(25)	n/m

Total Revenues	$2,307	$1,668	38%	$8,453	$6,018	40%

Segment Adjusted EBITDA(1):
Polyurethanes	$218	$201	8%	$879	$472	86%
Performance Products	105	41	156%	359	164	119%
Advanced Materials	54	27	100%	204	130	57%
Textile Effects	22	18	22%	97	42	131%
Total Reportable Segments' Adjusted EBITDA	399	287	39%	1,539	808	90%

Corporate, LIFO and other	(50)	(47)	(6)%	(196)	(161)	(22)%

Total Adjusted EBITDA(1)	$349	$240	45%	$1,343	$647	108%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	December 31, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	30%	0%	3%	2%	35%

Performance Products	53%	0%	(1)%	3%	55%

Advanced Materials	20%	(1)%	32%	2%	53%

Textile Effects	19%	0%	1%	(7)%	13%

	Twelve months ended
	December 31, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	30%	2%	4%	4%	40%

Performance Products	35%	3%	(4)%	11%	45%

Advanced Materials	13%	3%	17%	10%	43%

Textile Effects	5%	3%	3%	20%	31%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$607	$360			$607	$360	$2.77	$1.62
Net income attributable to noncontrolling interests	(10)	(17)			(10)	(17)	(0.04)	(0.08)
Net income attributable to Huntsman Corporation	597	343			597	343	2.73	1.54
Interest expense, net from continuing operations	15	23
Income tax expense from continuing operations	95	37	$(95)	$(37)
Income tax (benefit) expense from discontinued operations(3)	(2)	3
Depreciation and amortization from continuing operations	77	77
Business acquisition and integration expenses and purchase accounting inventory adjustments	3	1	(2)	-	1	1	-	-
Income associated with the Albemarle Settlement, net	(465)	-	55	-	(410)	-	(1.87)	-
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(1)	4	N/A	N/A	(3)	7	(0.01)	0.03
Gain on sale of businesses/assets	-	(279)	(1)	31	(1)	(248)	-	(1.12)
Income from transition services arrangements	(2)	(1)	1	1	(1)	-	-	-
Fair value adjustments to Venator investment and related loss on disposal(a)	-	(12)	-	(9)	-	(21)	-	(0.09)
Certain legal and other settlements and related expenses	3	3	-	(1)	3	2	0.01	0.01
Certain non-recurring information technology project implementation costs	2	3	(1)	(1)	1	2	-	0.01
Amortization of pension and postretirement actuarial losses	21	19	(4)	(5)	17	14	0.08	0.06
Restructuring, impairment and plant closing and transition costs	9	18	(3)	(6)	6	12	0.03	0.05
Plant incident remediation (credits) costs	(3)	1	-	-	(3)	1	(0.01)	-
Adjusted(1)	$349	$240	$(50)	$(27)	$207	$113	$0.95	$0.51

Adjusted income tax expense (benefit)(1)					$50	$27
Net income attributable to noncontrolling interests, net of tax					10	17
Adjusted pre-tax income (1)					$267	$157
Adjusted effective tax rate(4)					19%	17%
Effective tax rate					14%	9%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$1,104	$1,066			$1,104	$1,066	$4.99	$4.80
Net income attributable to noncontrolling interests	(59)	(32)			(59)	(32)	(0.27)	(0.14)
Net income attributable to Huntsman Corporation	1,045	1,034			1,045	1,034	4.72	4.66
Interest expense, net from continuing operations	67	86
Income tax expense from continuing operations	209	46	$(209)	$(46)
Income tax expense from discontinued operations(3)	3	242
Depreciation and amortization from continuing operations	296	283
Business acquisition and integration expenses and purchase accounting inventory adjustments	22	31	(6)	(6)	16	25	0.07	0.11
Income associated with the Albemarle Settlement, net	(465)	-	55	-	(410)	-	(1.85)	-
EBITDA / Income from discontinued operations, net of tax(3)	(3)	(1,017)	N/A	N/A	-	(775)	-	(3.49)
Gain on sale of businesses/assets	(30)	(280)	3	31	(27)	(249)	(0.12)	(1.12)
Income from transition services arrangements	(8)	(7)	2	2	(6)	(5)	(0.03)	(0.02)
Fair value adjustments to Venator investment and related loss on disposal(a)	28	88	-	(9)	28	79	0.13	0.36
Loss on early extinguishment of debt	27	-	(6)	-	21	-	0.09	-
Certain legal and other settlements and related expenses	13	5	(3)	(1)	10	4	0.05	0.02
Certain non-recurring information technology project implementation costs	8	6	(2)	(1)	6	5	0.03	0.02
Amortization of pension and postretirement actuarial losses	86	76	(19)	(17)	67	59	0.30	0.27
Restructuring, impairment and plant closing and transition costs	45	52	(11)	(13)	34	39	0.15	0.18
Plant incident remediation costs	-	2	-	-	-	2	-	0.01
Adjusted(1)	$1,343	$647	$(196)	$(60)	$784	$218	$3.54	$0.98

Adjusted income tax expense(1)					$196	$60
Net income attributable to noncontrolling interests, net of tax					59	32
Adjusted pre-tax income(1)					$1,039	$310
Adjusted effective tax rate(4)					19%	19%
Effective tax rate					16%	14%

(a) Represents the changes in market value in Huntsman's remaining interest in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	December 31,	December 31,
In millions	2021	2020
Cash	$1,041	$1,593
Accounts and notes receivable, net	1,186	910
Inventories	1,201	848
Receivable associated with the Albemarle Settlement	333	-
Other current assets	167	217
Property, plant and equipment, net	2,576	2,505
Other noncurrent assets	2,888	2,640
Total assets	$9,392	$8,713

Accounts payable	$1,208	$876
Other current liabilities	831	510
Current portion of debt	12	593
Long-term debt	1,538	1,528
Other noncurrent liabilities	1,244	1,533
Huntsman Corporation stockholders’ equity	4,378	3,519
Noncontrolling interests in subsidiaries	181	154
Total liabilities and equity	$9,392	$8,713

Table 6 – Outstanding Debt

	December 31,	December 31,
In millions	2021	2020
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,473	2,047
Variable interest entities	45	50
Other debt	32	24
Total debt - excluding affiliates	1,550	2,121

Total cash	1,041	1,593
Net debt - excluding affiliates(5)	$509	$528

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2021	2020	2021	2020
Total cash at beginning of period	$505	$1,168	$1,593	$525

Net cash provided by operating activities from continuing operations	790	167	953	277
Net cash used in operating activities from discontinued operations(3)	-	(2)	(1)	(24)
Net cash (used in) provided by investing activities	(85)	357	(524)	1,462
Net cash provided by investing activities from discontinued operations(3)	-	1	-	1
Net cash used in financing activities	(168)	(109)	(977)	(655)
Effect of exchange rate changes on cash	(1)	11	(3)	7
Total cash at end of period	$1,041	$1,593	$1,041	$1,593

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$790	$167	$953	$277
Capital expenditures	(92)	(79)	(342)	(249)
Free cash flow from continuing operations	$698	$88	$611	$28

Supplemental cash flow information:
Cash paid for interest	$(25)	$(41)	$(82)	$(90)
Cash paid for income taxes	(23)	(74)	(106)	(316)
Cash paid for restructuring and integration	(7)	(3)	(35)	(27)
Cash paid for pensions	(14)	(28)	(59)	(101)
Depreciation and amortization	77	77	296	283

Change in primary working capital:
Accounts and notes receivable	$27	$(3)	$(315)	$100
Inventories	(38)	(9)	(367)	145
Accounts payable	217	117	342	32
Total change in primary working capital	$206	$105	$(340)	$277

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2021 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

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Certain Information Regarding Participants:

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Earnings Call Transcript

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

HUN.N - Q4 2021 Huntsman Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 15, 2022 / 3:00PM GMT

OVERVIEW:

Co. reported 4Q21 results.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Ivan Mathew Marcuse Huntsman Corporation - VP of IR

Peter R. Huntsman Huntsman Corporation - Chairman, President & CEO

Philip M. Lister Huntsman Corporation - Executive VP, CFO & VP of Corporate Development

C O N F E R E N C E C A L L P A R T I C I P A N T S

Aleksey V. Yefremov KeyBanc Capital Markets Inc., Research Division - Research Analyst

Angel Castillo Morgan Stanley, Research Division - VP

Arun Shankar Viswanathan RBC Capital Markets, Research Division - Senior Equity Analyst

David L. Begleiter Deutsche Bank AG, Research Division - MD and Senior Research Analyst

Frank Joseph Mitsch Fermium Research, LLC - President

Hassan Ijaz Ahmed Alembic Global Advisors - Partner & Head of Research

John Ezekiel E. Roberts UBS Investment Bank, Research Division - Executive Director and Equity Research Analyst, Chemicals

Kevin William McCarthy Vertical Research Partners, LLC - Partner

Matthew Robert Lovseth Blair Tudor, Pickering, Holt & Co. Securities, LLC, Research Division - MD of Refining and Chemicals Research

Michael James Leithead Barclays Bank PLC, Research Division - Research Analyst

Michael Joseph Harrison Seaport Research Partners - MD & Senior Chemicals Analyst

Michael Joseph Sison Wells Fargo Securities, LLC, Research Division - MD & Senior Equity Analyst

Prashant N. Juvekar Citigroup Inc., Research Division - Global Head of Chemicals & Agriculture Research and MD

Robert Andrew Koort Goldman Sachs Group, Inc., Research Division - MD

P R E S E N T A T I O N

Operator

Greetings, and welcome to Huntsman Corporation Fourth Quarter 2022 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ivan Marcuse, Vice President, Investor Relations. Thank you, and over to you, sir.

Ivan Mathew Marcuse - Huntsman Corporation - VP of IR

Thank you, operator, and good morning, everyone. Welcome to Huntsman's Fourth Quarter '21 Earnings Call. Joining us on the call today are Peter Huntsman, Chairman, CEO and President; and Phil Lister, Executive Vice President and CFO. This morning, before the market opened, we released our earnings for the fourth quarter '21 via press release and posted to our website, huntsman.com. We also posted a set of slides on our website, which we will use on the call this morning while presenting our results.

During this call, we may make statements about our projections or expectations for the future. All such statements are forward-looking statements and while they reflect our current expectations, they involve risks and uncertainties and are not guarantees of future performance. You should review our filings with the SEC for more information regarding the factors that could cause actual results to differ materially from these projections or expectations. We do not plan on publicly updating or revising any forward-looking statements during the quarter.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

We will also refer to non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and free cash flow. You can find reconciliations to the most directly comparable GAAP financial measures in our earnings release, which has been posted to our website, huntsman.com.

I'll now turn the call over to Peter Huntsman, our Chairman and CEO and President.

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Thank you, Ivan. Good morning, everyone. Thank you for taking the time to join us. Let's turn to Slide #5. Adjusted EBITDA for our Polyurethanes division in the fourth quarter was $218 million versus $201 million a year ago or an 8% increase. Revenues grew 35% as our proactive selling price actions more than offset significant inflationary feedstocks and logistics cost increases. Our volumes improved 2% year-over-year, and we benefited from slightly higher equity earnings. We saw strong demand in our North American region with 7% growth. Asian and European volumes were essentially flat versus fourth quarter of a year ago. We are pleased to see strong pricing development in China, the world's largest MDI market as we head into the first quarter of 2022.

Our core construction markets, including insulation, adhesives and coatings continue to be the strongest markets for polyurethanes. Underlying demand remained strong. We continue to see excellent growth in our commercial insulation and composite wood businesses. Our Huntsman Building Solutions business continues to benefit from strong pent-up demand and product substitution gains. HBS fourth quarter revenues were 20% above the prior year and $560 million in 2021. I would note that when we purchased each of Demilec and Icynene-Lapolla in 2018 and 2020, the combined revenues at acquisition were approximately $400 million. HBS did continue to be hindered by logistics and shortages of certain raw material ingredients, which restricted growth. The backlog for our order book remain very strong, and we're implementing price increases that are more than offsetting higher cost and resulting in increased margins.

Further, our efforts to expand internationally continues to gain momentum. We remain very positive about this platform and we will look to add to it through bolt-on acquisitions and organic investments when feasible. Our elastomers platform, which continues -- which includes our global footwear business is another core growth platform for polyurethanes. Revenues overall grew by 33% versus fourth quarter of 2020. Demand is strongest in the industrial markets, and this platform is implementing price increases globally to offset the headwinds of raw material supply chain costs that are pressuring margins.

During the quarter, our volumes in our automotive platform continue to be impacted by the well-publicized global chip shortages. We did see improving trends as we moved through the quarter as the year-over-year volumes declined in each month as each -- and each month moved from high teens to low single-digit declines. Overall, revenues increased in 2021 by 24% to over $550 million. Our automotive platform is a core business we will continue to invest in to bring innovative solutions to our customers.

As we discussed in detail at our recent Investor Day, a key goal of our Polyurethanes business is to upgrade the quality of our portfolio and continue to push molecules downstream. We will keep redirecting more of our plant's output to our differentiated businesses and bottom slicing lower-margin component business. We will invest in our downstream businesses organically where it makes sense through bolt-on acquisitions, where we can generate higher and more stable margins through long-term contracts in our component businesses. We are also doing this.

Our MDI splitter investment in Geismar, Louisiana is consistent with this strategy, helping us to drive our downstream growth and increasing overall margins. This project will be mechanically complete in April. We will have commercial beneficial operations towards the end of the second quarter of 2022. We remain confident that once fully operational and selling at capacity, this investment will contribute $45 million in incremental adjusted EBITDA on an annualized basis by the end of 2023. We expect $10 million to $15 million of incremental EBITDA in the second half of this year.

Our PO/MTBE joint venture with Sinopec in China, where we own a 49% interest, benefited from a strong 2021 -- were contributed approximately $130 million in equity earnings for the year, including $22 million in the fourth quarter. We expect equity earnings to be approximately $50 million lower in 2022 as propylene oxide margins in China normalize.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

As we look into the first quarter of 2022, we foresee global demand remaining on track in our 3 core markets: North America, Europe and China. Globally, we have offset over $300 million of raw material pricing headwinds. The area of greatest impact is Europe at $140 million with higher gas and electricity prices being the largest driver for this increase. Rather than waiting for this to pass, we've initiated multiple steps to offset this impact. First, on September 22, we announced in Europe a EUR 125 per ton surcharge on our MDI to offset rising energy costs. We have continued to adjust this as needed. Secondly, we have moved nearly 90% of our pricing contracts to be settled on a monthly basis. Previous to this action, about 20% of our volume was settled monthly, while the remainder was settled quarterly. This move will give us better flexibility to react to changing market conditions.

Thirdly, we've accelerated our efforts to optimize our cost structure. During our Investor Day, we announced that we would complete our initial $40 million cost reduction program by mid-2022. We now have reached that target ahead of schedule, and we build on that achievement as we focus on our previously announced $60 million cost optimization program.

Fourth, as part of our $60 million cost optimization program, we will be moving tonnage to more differentiated markets where we can achieve higher margins. As we stated last year, our focus is to increase the margin per pound on our nearly 3 billion pounds of MDI and not to invest in more tonnage at any price. Throughout 2022, we will be exiting lower-margin markets and will either increase margins or divert tonnage to our core markets in North America, Europe and China. Rather than waiting for markets to return to more normalized conditions, we intend to emerge from this period of higher raw materials and supply chain disruption stronger than when we entered it.

Looking into the first quarter, despite approximately $20 million of lower equity earnings and facing significantly higher feedstock costs than a year ago, we would expect our Polyurethanes first quarter adjusted EBITDA to be strong at between $200 million and $220 million of adjusted EBITDA.

Turning to Slide 6. The Performance Products segments reported adjustment EBITDA of $105 million for the fourth quarter, which was modestly above the high end of our expectation and accompanied by strong adjusted EBITDA margins. We continue to see the benefit of our commercial excellence programs, including pricing initiatives from good cost control, which more than offset higher raw material costs and supply chain headwinds. Volumes increased 3% versus the prior year period. This increase understates true underlying demand as we exited some noncore low-margin business during 2021, which impacted volumes in the quarter by roughly 3%. Demand fundamentals in coatings and adhesives, construction, wind and clean energy, fuel and lube additives, and other industrial markets are benefiting in both our amines and maleic anhydride businesses. As we described in detail at our Investor Day, this business is benefiting from several positive factors that we expect will continue to keep EBITDA margins in excess of 20% for the foreseeable future.

First, an increased focus on the remaining business and a value-over-volume strategy since the sale of our commercial intermediates business continues to benefit this business. Throughout all of our divisions, we are focused on value over volume, and Performance Products is no different.

Secondly, we're making good progress pushing volume into higher value and more demanding end-use applications and customers. And third, demand has been demonstrated by our sales volume and selling prices that have been consistently strong.

The 3 Performance Products capital projects we announced during 2021 in polyurethane catalysts and chemicals serving the EV and semiconductor markets in North America and Europe continue to move forward. We expect all of these projects to contribute to results in 2023, deliver more than 20 -- deliver more than $35 million of EBITDA in 2024. We've said several times in the past, we would be highly interested in doing bolt-on acquisitions in Performance Products, but these opportunities tend to be few and far between. The opportunities that have come up recently have ultimately traded hands at multiples above our required hurdle rates. We will continue to assess bolt-on targets but we will also continue to remain very disciplined with our capital.

We expect the improvements in profitability and earnings momentum that we saw in Performance Products during 2021 to continue into 2022 and beyond. The first quarter tends to be a seasonally stronger quarter when compared to the fourth. As a result, we currently expect Performance Products to report a first quarter adjusted EBITDA of $115 million to $120 million.

Let's turn to Slide #7. Advanced Materials report adjusted EBITDA of $54 million in the quarter, significantly above last year's fourth quarter and the best fourth quarter ever despite an aerospace market, which is still some time away from a full recovery. Typically, the fourth quarter is a seasonally weaker quarter. However, positive momentum in our sales and pricing actions continued into the fourth quarter across our specialty portfolio. As we discussed throughout 2021, our core aerospace business continued to show year-over-year growth with modest improvements in commercial production rates.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

We estimate that our aerospace EBITDA is approximately $45 million below pre-pandemic levels. In addition, we continue to increase prices across our portfolio in response to raw material and logistic cost inflation. These pricing actions have positive -- have positioned us well for improved margins in the first quarter of 2022. The recent acquisitions of CVC and Gabriel helped to drive our record results in the quarter and the integration of these businesses remain well on track. To date, we've achieved $12 million in synergies, and we're confident that another $11 million will be achieved by 2023.

Underlying demand for the Advanced Materials division is tracking well and as aerospace recover, we expect this division to consistently generate additional EBITDA margins of 20% or better. We will continue to grow this division organically and through targeted bolt-on acquisitions. We expect the momentum with which we exited the fourth quarter to continue into the first quarter. The combination of improved automotive and aerospace demand, synergies and improved margins will drive year-over-year growth. As a result, we expect first quarter adjusted EBITDA to be between $58 million and $62 million, which is an impressive 36% year-over-year improvement at the midpoint of this guidance.

Let's move to Slide #8. Our performance -- or excuse me, our Textile Effects division reported an adjusted EBITDA of $22 million for the fourth quarter. This represents a 22% improvement versus the year ago period. Overall, volumes declined 7% in the quarter as we deselected lower margin and noncore business and increased our focus on growing the sustainable and specialty end of our business. Volumes in our sustainability-based products grew 22% year-over-year. Our margins also benefit from this portfolio shift and pricing adjustments to offset higher raw materials and logistics costs.

Our specialty products are gaining market share as our customers as well as global brands and retailers look for ways to reduce waste and increase transparency in their supply chain. As these groups make more meaningful commitments to improve their environmental and social footprint, we would expect to see our leading specialty and sustainability products continue to grow. We remain positive on the long-term prospects of this business and are confident that EBITDA will continue to improve.

Looking forward, the first quarter, we have a very strong order book and expect to see solid improvements versus the prior year. We expect adjusted EBITDA in the first quarter to be in the range of $26 million to $28 million.

I'll now turn a few minutes over to our Chief Financial Officer, Phil Lister. Phil?

Philip M. Lister - Huntsman Corporation - Executive VP, CFO & VP of Corporate Development

Thank you, Peter. Turning to Slide 9. Our fourth quarter adjusted EBITDA improved $109 million or 45% compared to the fourth quarter of 2020. Our adjusted EBITDA margin was 15% for Quarter 4 and 16% for the full year, as guided at our Investor Day.

Each of our divisions increased adjusted EBITDA compared to a year ago with our Performance Products division delivering the largest gain. As Peter indicated, we expect our Performance Products margins to be in excess of 20% for the foreseeable future following another strong performance in Quarter 4 at 26%. Our total company year-on-year improvement in adjusted EBITDA was driven by gross profit expansion as price increases more than offset over $400 million in feedstock and logistics cost headwinds. Sequentially, since Quarter 3, we were also able to more than offset over $100 million in cost inflation through further price increases.

Let's turn to Slide 10. Our cost optimization and synergy plans remain on track. As we highlighted in November, we increased our target from $140 million to $240 million with full run rate to be achieved by the end of 2023. We delivered approximately $100 million of benefits in 2021, impacting both gross profit and SG&A, and we exited with an annualized run rate of approximately $120 million. In an inflationary environment, it is critical that we continue to deliver on our program and drive improved margins. As we said at our Investor Day, we will manage this through further expansion of our functional global business services model, supply chain optimization and as Peter highlighted, improving Polyurethanes margins with an additional $60 million improvement target.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

Regarding SG&A, which includes divisional, functional and corporate costs, we closed the year at 10% SG&A to sales, equal to the number we have guided at Investor Day, and we expect that number to decline towards 9% through 2023 as we deliver upon our cost program. I would note that our Textile Effects division requires the highest SG&A to sales ratio and excluding TEA, we would expect a ratio closer to 8% once we are complete with our cost optimization program.

Turning to Slide 11. Net cash provided by operating activities in Quarter 4 was $790 million, with free cash flow at $698 million after deducting $92 million of capital expenditures, which includes our Geismar splitter investment. Free cash flow for the quarter included approximately $333 million of cash related to the Albemarle settlement. Excluding this benefit, our full year free cash flow was $281 million, slightly above the guidance range of $250 million to $275 million we provided on our Quarter 3 earnings call.

In the bottom left of Slide 11, we show a breakdown of the accounting for the Albemarle settlement. Our expected cash benefit, net of legal fees and taxes, is $410 million; $333 million received in Quarter 4 2021, with the remainder to be received in Quarter 2 of 2022. All of the legal fees and taxes associated with the settlement are expected to be paid in Q2 of 2022.

We closed the year with a strong and flexible balance sheet with $2.5 billion of liquidity, which allows for our continued balanced approach to capital allocation. We returned just over $200 million to shareholders through share repurchases in the second half of 2021, including $101 million in the fourth quarter at an average price of $32.76.

Our adjusted effective tax rate was 19% in Quarter 4 and with an expected reduction in our Chinese propylene oxide joint venture equity earnings and onetime tax benefits in 2021, our 2022 expected adjusted effective tax rate is in the range of 22% to 24%.

Moving forward, in 2022, as we said at our Investor Day, we expect the free cash flow to adjusted EBITDA conversion, excluding net cash from the Albemarle settlement, to be above 40%. We will see a seasonal cash outflow in Quarter 1 with cash inflows throughout the remainder of the year, leading to a much stronger operating and free cash flow performance in 2022 compared to 2021.

Peter, back to you.

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Thank you, Phil. I'm pleased with the results of this past year. 2020 was a year where most companies were looking to survive. Because of an investment-grade balance sheet and a leaner and stronger portfolio, we are able to further strengthen our company. By the time we started 2021, we were more than ready to continue to move forward to accomplish with this present portfolio of assets the best year in our history.

Now it's time to focus on 2022, a year that looks to be better than the year we just completed. As we stated at our Investor Day presentation, we expect our businesses to earn approximately $1.4 billion in 2022. As we sit here today with the results of January in hand, we believe this number is on the low end of our expectations, again, subject to macroeconomic and geopolitical conditions.

Through our pricing and cost actions, we see clear adjusted EBITDA margins improvements at the start of the current year. Our biggest challenge that we see is in the volatile and high prices we see for energy and certain raw materials. As we move closer to the end of the first quarter, we should have better clarity and may provide further updates to the market conditions as to the conditions we experienced. We expect that global supply chains will be sorted out during 2022, but there are some obvious structural issues around energy, especially in Europe. In spite of these headwinds, we feel that these will be offset by a combination of pricing discipline, higher margins as we continue to focus on downstream products, aerospace recovery and continued cost discipline.

We announced at our Investor Day, all of our corporate officers, including our top [AD] managers, are aligned not just to deliver improved results in 2022 but continued improvements in 2023 as well. We reported this past quarter approximately $100 million of share buybacks with the continuation -- with the collection of our proceeds from Albemarle and our improved outlook. We would expect that our earlier commitment to accomplish our $1 billion buyback in the next 3 years to be accelerated and should be completed in less than 2 years.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

We also announced an increase of $0.10 per share in dividends. These are both part of our balanced allocation of capital as we remain competitive in returning value to our shareholders. We also reaffirm our guidance of $300 million of capital expenditures. This will allow us to assure safe and reliable operations, the completion of our MDI splitter in Geismar, Louisiana, and the previously announced projects to move our amines and Performance Products downstream in the catalyst, EV batteries and semiconductor chips.

We reported to you at the beginning of this year, our decision to explore our strategic options with our Textile Effects division. So I've said over the past few years, this is obviously not the first time we've reviewed this option. But given our focus and investment on our Polyurethanes, Performance Products and Advanced Materials as well as our strong M&A markets that we currently see, it makes sense to review this option once again. At the present time, we are in discussions with multiple interested parties and are moving ahead with an orderly process.

Lastly, I would also like to acknowledge our newest Board members and look forward to their skill sets being used to execute on the plans that we've presented. I want to publicly recognize the strong contributions of our outgoing Board members and what they've achieved in getting our portfolio and balance sheet to where it is today. Likewise, our newest Board members bring current experience to add further value as we continue to reshape our portfolio, return cash to shareholders and improve our margins and multiples.

With that, operator, we'll open the lines up for any questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question is from Bob Koort with Goldman Sachs.

Robert Andrew Koort - Goldman Sachs Group, Inc., Research Division - MD

Peter, I was hoping maybe you could talk about the expectations for the year. You guys gave some first quarter guidance. It's obviously well received by the market, but you didn't comment on the full year. Is there any reason to expect anything different than what you offered up at the Investor Day? And maybe you could talk to some puts and takes, sort of the cadence as you go through the year.

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Bob, yes, great question. I think as we look short term over the course of Q1, quite optimistic about the conditions in pricing and margin development and so forth. Biggest concern that I would have would be the EU raw materials, gas, electricity. Just in the past 24 hours, gas in the EU has gone from $29 at a high down to a low of around $24. That's just in the last 24 hours with the news that Putin might be pulling out some of the truths from the Ukrainian front. That movement alone that I just mentioned on an annualized basis equals -- is the equivalent of around $50 million in cost to the company. So again, that sort of shock and volatility is something that concerns me on the short term.

But again, I think that we've been very disciplined on working with surcharges, pushing prices through, cutting off lower-margin businesses that don't want to compensate us for the value that we're giving them. And we think that the forecast that we've given, that $1.4 billion for this year, certainly is on the low end of what we're seeing as of today. And I would see a range of between that $1.4 billion to $1.5 billion sort of as we sit here today.

Now as we go throughout the year, if demand continues as it is, as we've seen over the last 3 to 6 months and raw materials were to moderate and come down a little bit, I probably feel even more optimistic. But again, I think given the volatility that we're seeing in Q1, I'll have a much better picture of that here, hopefully, in the coming weeks. And given the fact that we'll be meeting with a number of shareholders here in the next couple of weeks, we'll probably be updating the market before the end of the quarter.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

Operator

The next question is from Aleksey Yefremov with KeyBanc Capital Markets.

Aleksey V. Yefremov - KeyBanc Capital Markets Inc., Research Division - Research Analyst

Peter, can you discuss the changes you made to long-term management incentives? How -- what are they? How could they impact performance of the company?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

I think that rather than moving our quarterly and yearly numbers, we'd like to focus more on a multiyear basis that will take some of the volatility. Now again, that means that we're going to be more focused on moving some of the spot material. And I'll remind the market that sometimes, when you get into a situation where spot material is unusually at a multiyear high, we may not be benefiting in that as much as some of our competitors. But on an overall basis, I'm absolutely confident that as we move products further downstream, we'll provide better margins overall and we'll provide better stability.

This needs to be coupled with -- obviously, with the CapEx discipline and with cash flow generation. So it really will be around the improvement of EBITDA. The minimum of a 40% free cash flow generation, again, I would hope it would be higher than that. And being able to deliver on the projects, pricing, the volumes and so forth that we're seeing, that again, the bottom line of that being improved EBITDA margins. I don't want to get too transfixed on the margins themselves as much as the actual EBITDA that's being generated and the free cash flow that goes along with that.

Operator

The next question is from Angel Castillo with Morgan Stanley.

Angel Castillo - Morgan Stanley, Research Division - VP

Peter, just a quick one on China and just, I guess, more broadly on polyurethanes as you think about you noted maybe some pricing developments in the first quarter. If you could just unpack that a little bit. And also, as we think about the contracts that you noted transitioning from 20% of them being monthly to 90% of them, is that broadly across all of your polyurethane portfolio? Or what is kind of the impact of that and the benefits as we think about kind of financially and just how broad that could be?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Yes. As we look at the first part of your question is about Chinese pricing, again, as we see polymeric pricing in China, and I don't want to get too transfixed on this because overall, the amount of impact this has on our overall business is going to continue to decline. It's one of our major thrusts in China is to take that polymeric price and to continue to take that polymeric product, continue to split it and to further derivatize it into higher-value markets.

But as we look into the first quarter, we're seeing polymeric pricing around 21 -- RMB 22,000 per ton. To give you an idea, a year ago at this time, it was around RMB 20,000, RMB 25,000 per ton. But again, that was the fallout of a year ago. You remember the freeze that we had here in the Gulf Coast. That kind of played havoc on chemical pricing on a global basis. So last year, we saw a great deal of volatility. First quarter benefited from that onetime gain. I think what we're seeing in first quarter 2022 this year is while it's a lower price, it's a more stable price. And I like the overall direction and the stability that, that is presenting.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

When I talked about the price movements and the contract, that is virtually all of that is taking place in Europe. And we -- traditionally, Europe has been very much of a quarter-to-quarter basis in pricing. And like I said, we're about 90% -- just around 90% of our contracts in Europe have now been moved to monthly pricing, which means we're going to have a lot more flexibility to be able to move pricing and to be able to pass through some of that volatile energy shock that we're seeing in the market.

Again, this is what we're doing. It's the steps we're taking. I'm not saying that, that's being done by the industry. Our competition, I'm sure, will do whatever suits them best. Operator, if we have another question?

Operator

We have the next question from the line of David Begleiter with Deutsche Bank.

David L. Begleiter - Deutsche Bank AG, Research Division - MD and Senior Research Analyst

Great. Sorry about that. If you do about $1.5 billion this year, Peter, how do you see the longer-term earnings power for Huntsman? And can you see a path to $2 billion? And if so, how do you get there?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Well, I'm not sure that we put necessarily $2 billion out there as a target. I'll take it in incremental steps as we're able to earn it. But I think that as we look into the future, we've -- we are quite optimistic about the cost programs and the corporate restructuring that we have in place that we'll be delivering here over the course of the next 12 to 18 months. We're looking forward to recovery of the aerospace and the aircraft industry, which will return another $40 million to $50 million. And that's just getting us back to where we were in 2018, 2019. The new models that we're being spec-ed into, I would expect us to continue to grow from that level. I certainly don't want to represent that as a plateauing number.

I think that as we look at Performance Products and we look at our further downstream investments into EVs, into the MIRALON products that will be coming into the market here in 2023 and as we look at the investments we're making into polyurethane catalyst and the semiconductor markets, that certainly will be incrementally expanding our EBITDA as we look at the continued growth of our HBS and our sustainable products that we're making across the board in home insulation and so forth, all of which are growing at multiple times the rate of GDP. So again -- and I'm not putting in any M&A activities or anything like that in there, but yes, we remain very optimistic on all of our businesses and all of our divisions across the board. So we'll take them in -- I don't know if we're going to get to $2 billion overnight, David, but we'll take it in $100 million increments as we can get it.

Operator

The next question is from Hassan Ahmed with Alembic Global Advisors.

Hassan Ijaz Ahmed - Alembic Global Advisors - Partner & Head of Research

Peter, a question on polyurethanes, keeping in mind the European natural gas situation. Through the course of Q4 and call it, January through today, did you guys see broadly in the European industry any curtailments on the back of -- any polyurethane curtailments on the back of sort of inflated natural gas prices? I mean, I'm cognizant of the fact that, call it, roughly 20% of the MDI industry is out there. And I would imagine certain raw materials like chlorine, which are directly sort of linked in nat gas, procuring those may have been an issue.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

No, Hassan, so we did not see anything matter of fact in Europe. We think that the MDI capacity, operating rates and utilization rates were probably in the mid- to high 90% utilization rates. So I think most everybody was running and operating at design capacities. I haven't read of anybody curtailing capacity, and we haven't heard anything from customers to that happening.

Operator

The next question is from Frank Mitsch with Fermium Research.

Frank Joseph Mitsch - Fermium Research, LLC - President

Congrats on a nice end of the year. I wanted to follow up on the European energy situation, which, based on your comments, Peter, might become a moot point. But I was curious about the -- what success did you have in pushing through the energy surcharges? And then, I guess, more broadly, if we do see some of these energy inputs, nat gas, butane, et cetera, come off, how do you think about the scope to hang on to pricing and hang on to margins if we see a deflationary environment on the energy side?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Yes. Great question, Frank. I think as we -- I think we were about 90% successful in the energy surcharges. There are some people -- there's some volume that we walked away from. And it was -- I'm not -- yes, it was tough for our sales groups and so forth, but we remain resolute to it. So I think we're going to continue to make sure that, that stays in place. So long as energy prices are higher, we need to be disciplined. We need to move this on down to the consumer level. So as we look at this on an ongoing basis, as prices start to come down and I look at operating utilization rates across Europe and America and globally in general in MDI, it's probably -- I would guess it's somewhere in the low 90%, 91%, 92% utilization, particularly tight in Europe and the Americas.

And I would hope that if we see deflationary impacts on our products across the board -- remember, it's not just polyurethane that's had these price increase as it's really happened across the board though. I think polyurethane, because it has such a large presence in Europe as an energy consumer in Europe, it's felt the brunt of it. I think that most of our products across the board will certainly be able to have some opportunity for margin expansion.

There are also a number of our customers, it certainly isn't the majority, but a number of our customers are also in what I would say is more commoditized into the business or in pricing contracts where you have energy pass-through. So some of them automatically will see price increases when the price of energy and natural gas go up, and they'll see it come down as it comes down. But the vast majority of our tonnage that we move around the world, we would certainly be benefiting from a deflationary raw material environment.

Operator

The next question is from Mike Leithead with Barclays.

Michael James Leithead - Barclays Bank PLC, Research Division - Research Analyst

Congrats on a strong 4Q. Just one question on the balance sheet and capital deployment. It looks like you ended the year, call it, about 0.4x net debt to EBITDA. And I think with your forecasted earnings growth and more money to come from Albemarle, you're probably on pace to roughly stay at that leverage level or similar to it by the end of this year, so even with the stepped-up dividend and buybacks. So I guess what I'm trying to get at is what -- how do you think about the right leverage ratio for Huntsman? And when and how do you think you will get there?

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Well, I think that if anything, we're probably a bit underlevered right now. And I think as we look at the share buyback, we continue to -- well, first of all, we continue to look for opportunities to buy bolt-on acquisitions. And I'd say bolt-on acquisitions -- we did commit at Investor Day that yes, we would -- our ideal size of a bolt-on acquisition would be somewhere $300 million to $500 million, $500 million kind of being at the end of that extreme. I don't see us going after an acquisition that would certainly get us above an investment-grade sort of a rating. And as we look at that, if we're not able to get the bolt-on acquisitions at the right multiples and the right values, then we'll be even more aggressive in share buybacks.

But again, we want to make sure that our leverage remains at or below that 2x. We're significantly below that today. And if anything, this will probably give us an opportunity depending on where the Board wants to go to an accelerated share buyback.

Operator

The next question is from John Roberts with UBS.

John Ezekiel E. Roberts - UBS Investment Bank, Research Division - Executive Director and Equity Research Analyst, Chemicals

On Slide 9, on the right-hand side, where you've got the bridge by account, the $103 million from gross profit and mix, how much of that was the acquisitions, which I assume is the mix? And how much was price cost? Was that minimal?

Philip M. Lister - Huntsman Corporation - Executive VP, CFO & VP of Corporate Development

Yes, John, it's Phil. Thank you for the question on the $103 million. Acquisitions year-on-year were approximately $10 million to $15 million from a cost and a cost benefit perspective overall. We highlighted our cost improvement program year-on-year being about $70 million. About 2/3 of that was gross profit and about 1/3 of that was SG&A. And the remainder, as we say, in gross profit was really exceeding the raw material increases that we saw with substantial price increases.

Operator

The next question is from Kevin McCarthy with Vertical Research Partners.

Kevin William McCarthy - Vertical Research Partners, LLC - Partner

Peter, would you provide an update on your organic growth projects? If we look beyond the splitter project, it sounds like it will be completed in the second quarter. What are the other initiatives that are resident in the $300 million CapEx budget that you put forth this morning?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Yes. Well, let's remember that over half of that CapEx is going to be around just making sure that we have the proper maintenance levels and the replacement levels of our equipment and so forth. And then the remainder of that is going to be going largely into the Performance Products areas, where we will be expanding capacity in Petfurdo, Hungary to produce more polyurethane catalysts materials. A lot -- some of this will be going into HBS for -- as a blowing agent into home insulation, be going to other applications as well. And in Conroe, Texas, we have 2 projects that will be ongoing. One of them will be producing ultrapure amines and also ultrapure carbonates. One will be going into the semiconductor. We'll be the people -- we'll be the only company in North America that is producing the ultrapure amines and we'll also be the only company in North America that will be producing the ultrapure carbonates. The ultrapure carbonates, again, one of the raw materials that are needed for the EV market.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

So as you think about all those EV, the battery plants that have been announced in North America, virtually all the rare earth metals and the chemicals that are required to produce those batteries are imported materials largely coming from Africa and China. We'll be one of the few suppliers outside of those regions that will be supplying -- capable of supplying the ultrapure carbonates and so forth that will be going into a lot of those applications. So largely, those 3 areas around expanding our amines will be going into polyurethane catalysts and other applications. Ultrapure amines and carbonates will be going to semiconductor into the EV applications.

We'll also continue to be putting investment into the MIRALON process, which is the pyrolysis of methane that will be producing a unique and, I think, a proprietary product that will be a new product for us that will be used in our Advanced Materials area. We highlighted this new product during the Investor Day. More than welcome to go on huntsman.com and get a 2-minute cursory video on MIRALON technology and its applications and so forth. I would think that later this year, we should be completed with what we think will be a commercial size, commercial viable reactor and should have product going into the market as early as the beginning -- the end of this year, beginning part of next year.

I will remind you that those applications usually require anywhere from a 9- to 12-month product approval process. You're going into high-end applications in the aerospace industry and NASA and so forth. So whilst we might be producing products near the latter part of this year, by the time those are approved and kind of into the market and generating revenues, it's probably going to be closer to the end of next year. And that will be a gradual ramp up. So sorry, John, Rob or Kevin, rather long-winded answer there. But those are just among some of the projects that we're -- we've got on the deck right now.

Operator

The next question is from Mike Harrison with Seaport Research Partners.

Michael Joseph Harrison - Seaport Research Partners - MD & Senior Chemicals Analyst

I was wondering in the Polyurethanes business, can you help us think about how to model the contribution of Geismar? I believe you said it would be a $10 million to $15 million contributor to EBITDA this year. But what does that ramp look like? And are there some start-up costs that we need to keep in mind that would weigh on Q2 and then turn into mix benefits later in the year? And then the second piece of my question is any key turnarounds in polyurethanes that we need to think about as we model out the rest of the year?

Philip M. Lister - Huntsman Corporation - Executive VP, CFO & VP of Corporate Development

Mike, thanks for your question. It's Phil. So in terms of the split, as we've said, we'd expect to start up the facility at the beginning of Quarter 2 with really commercial products coming off towards the back end of Quarter 2. So think about the benefits coming in the second half of the year and as we ramp that up through '23 and '24. And we guided to $10 million to $15 million of EBITDA benefit in the second half of 2022. As you move through 2023, think about that as $30 million to $35 million of benefits. And then we hit the full run rate in 2024 of $45 million overall.

To your second question, Mike, around any major turnarounds, not this year. We continue to have turnarounds. You have to do many turnarounds every year with your MDI facilities, but we don't have anything that's significant as we did last year, if you recall, towards the back end of Q1 and the start of Q2 when we had the Rotterdam cluster shutdown.

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Mike, I'd also just want to take a second and just remind you that as we look at this entire splitting capacity, remember that we are not adding MDI pounds into the market. We're taking existing MDI pounds and we're upgrading that tonnage. That means that the polymeric materials that we have left is less in availability to our customers, which gives us the opportunity. Again, we've got a growing demand. And at the same time, we've got a shrinking supply going to that, that I would -- I don't want to say that it's more commoditized. It's an important segment to us. But traditionally, it's been one of our lowest margin products that we produce. And as we move tonnage further downstream, the existing tonnage that we have upstream, if you will, we have an opportunity to renegotiate those contracts, and I believe to make those contracts more competitive to where they justify the ongoing production into those materials. And so not only are we seeing the benefit, the benefit that Phil just gave you is the benefit that we're seeing just from taking the product and upgrading it to a higher level.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

There's also going to be a benefit to the North American MDI business that will come with the ability to renegotiate contracts on the polymeric side of the business that will also be benefiting the business. And I'm not sure that, that benefit is going to be much less than what we have stated as the benefit is going to be -- that we'll see this year coming from the splitter project. So again, I'll be kind of be candid in what we're upgrading and also what's left.

Operator

The next question is from P.J. Juvekar with Citigroup.

Prashant N. Juvekar - Citigroup Inc., Research Division - Global Head of Chemicals & Agriculture Research and MD

Peter, great to see quick pricing actions in Europe. You had surcharges. You mentioned quarterly pricing going to monthly pricing. Which products benefited from that monthly pricing? And what was the reaction from customers on monthly pricing strategy?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Well, it probably wasn't the most popular thing we've ever done with our customers. But again, I think that it's necessary. I would say that, that was -- it's done -- the movement from quarterly to monthly was done across the board. It's done in polymeric, it's done in our variants, it's done in our iso contracts, the high-end contracts. It's across the board on all the contracts. And it's -- again, I mentioned that something -- that it may not be the most popular thing amongst customers, but I think that it gives them an opportunity also to better understand what we're going through on the raw material. And so -- it does require more communication and more education as to why and what's going on. And we will not be the shock absorber to the industry as we said on our last earnings calls, as we said at Investor Day.

So I think that's where our industry traditionally has been. We take raw material costs and our customers have a tendency to not really see the day-to-day impact of it. And I think we've got to do a better job in that area.

Prashant N. Juvekar - Citigroup Inc., Research Division - Global Head of Chemicals & Agriculture Research and MD

Great. And an unrelated question on China. The reports that Chinese industrial economy is slowing down. The government is trying to cut rates and revive that economy. What signs are you seeing in China? Has it impacted your business? Can we just talk about that?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Well, I think that as we look at China, we're trying to focus on those areas and even in an economic slowdown, we're going to continue to see growth and opportunity. Automotive continues to be, especially on the higher end, continues to be a growing market for us. As we look at the insulation, energy conservation, the entire cold chain, a lot of the crops and so forth that are grown in China, they're done on the western side and brought into the large coastal high-population areas. That cold chain is something that over the next couple of years is going to require a great deal of investment.

As we look at the large infrastructure projects around rail and everything from sound absorption to the absorption on the rails themselves, the shock absorbers that go underneath the rails and what have you, we're seeing a pretty strong demand in that area as well. So I'd say if you're looking at like large commodity sort of applications that are readily turned around and exported, you probably are seeing a falloff in demand in a lot of those areas. Where you're investing in the economy, where you're investing in long-term in insulation, infrastructure, the cold chain, automotive and so forth, it remains strong. Our associates there -- we've got a great Chinese national workforce that have -- they're doing an extraordinary job of building a business from the ground up there, not just on something that's just going to be based on the vicissitudes of the export markets. So I see our business there has been quite stable.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

Operator

The next question is from Mike Sison with Wells Fargo.

Michael Joseph Sison - Wells Fargo Securities, LLC, Research Division - MD & Senior Equity Analyst

Okay, guys. Nice quarter. Peter, a lot of specialty businesses are struggling to grow EBITDA here in the first quarter. So I just wanted some color on polyurethanes, how the differentiated businesses are going to do in Q1 and how they're going to generate the growth. And maybe a comment on Performance Products. I know you have an acquisition there, but where are you seeing the growth year-over-year in Q1 there?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

We're seeing the growth in volume. But more importantly than volume, let's focus on value, right? I mean, one of the criticisms of Huntsman that I think has been unfairly thrown in our direction is the lack of volumetric growth. And the chemical industry, by and large, we can go out and spend billions of dollars and grow volume for the sake of growing volume. But if you're not growing value in that volume, I think that you're missing a great deal of opportunity. So as you focus merely on a statistic, I look at our EBITDA margin in fourth quarter 2020 at 14% and our fourth quarter of 2021 at 15%. It's a 1% movement. If I look at it on a per pound basis, $0.16 per pound versus $0.23 per pound, an increase of nearly 50%. And so I think we've got to do a better job as an industry and a better job, frankly, as a company of focusing on results on a per pound basis.

So again, we talk about absolute growth in tonnage. Again, I'm not saying that we want to walk away from volumes. We obviously -- it's an intricate part of our industry and our business. But more importantly than just focusing on volume, I want to make sure that we're taking that volume that we have and we're investing in being able to upgrade it, to get the ultimate value out of it. And that's ultimately where we need to be. That's why we're going to increase our margins, and so we're going to increase our trading multiple.

Operator

The next question is from Matthew Blair with Tudor, Pickering, Holt & Co.

Matthew Robert Lovseth Blair - Tudor, Pickering, Holt & Co. Securities, LLC, Research Division - MD of Refining and Chemicals Research

Peter, I was hoping you could talk about dynamics in the maleic market, especially any comments on the demand side. And then should we think of this rising crude oil price environment, should we think about that as being supportive to Huntsman's maleic margins because it would raise benzene feed costs for some of your international competitors?

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Yes. The maleic market, we -- it continues to be very strong. And as we look at the largest downstream derivative of maleic anhydride, UPR, as you think about recreational vehicles, everything from boats to the construction markets, the bathroom, kitchen fixtures and so forth, all of this remains quite strong. I think it will remain strong for the next couple of years. We also are being very aggressive though as we look at the maleic market as to moving as much of maleic into areas like fuel additives, lube additives and so forth and trying to diversify that customer base as aggressively as we can. We want to make sure that our formulations, our downstream applications are going to be fulsome and that we're going to be able to sell more than just one application here.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

So as we look at higher-priced raw materials, we're mostly a North American-based company. In North America, butane is our raw material. Typically, that is a benefit. Higher crude prices are a benefit to the maleic business for 2 reasons: one, butanes usually trade at a lower MMBT value to crude oil; and maleic anhydride is also an energy-producing production, meaning that it generates steam, it generates energy. And where we have a maleic facilities, we do in Pensacola, Florida, and as we do in Geismar, Louisiana, that are near and built in conjunction with larger chemical plants that are able to take that energy and effectively and efficiently use it, the maleic business will benefit from that. So long story short, the higher energy prices, I think, are going to be something that is -- it's certainly not going to be detrimental to the maleic business.

Operator

The next question is from...

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

I think we've got time -- I think we have time for one more question. We usually try to finish at the top of the hour. We've gone a little bit over that. We'll take one more question here.

Operator

So we have the next question from Arun Viswanathan with RBC Capital Markets.

Arun Shankar Viswanathan - RBC Capital Markets, Research Division - Senior Equity Analyst

Congrats on a good year. I guess, I just wanted to understand your thoughts on capital structure here. Your debt levels obviously have come down, and you've done a great job of deleveraging. You've been able to increase your free cash flow conversion as well. And you did kind of go through some of the organic projects you have in mind, but it looks like your CapEx is going to remain $300 million or below. So -- and you potentially have some cash coming in from textile's disposition as well. So when you consider all of that, where do you see your leverage going in, say, the next couple of years? I mean, would it be safe to think that maybe you could see that rise up to the 2 level? Or what do you think is optimal? And if you do have all that cash, how do you plan to spend it, I guess? If you could just help us with that.

Peter R. Huntsman - Huntsman Corporation - Chairman, President & CEO

Well, I think we've said that we want to spend our cash, and we want to make sure that it's mixed over 4 areas: one of those being in making sure that we're investing organically within the business; second, that we are looking at bolt-on acquisitions; third, that we're paying a competitive dividend; and fourth, share buyback. And if we're not able to have the opportunity to buy bolt-on acquisitions -- I've been surprised at the high multiples that are being paid for relatively decent businesses, but I'm not sure that they warrant some of the multiples that have been paid recently. We're not going to chase after those. We're going to continue to be disciplined in our capital and our M&A opportunities, and we will be increasing our share buyback, I would imagine, and get even more aggressive in those areas.

We'll be looking at our organic investments as to where we can upgrade materials. And obviously, making sure that we pay a competitive dividend. But if things continue as they are today, I would see more capital being pushed towards to share buybacks.

Operator

Thank you. Ladies and gentlemen, this was the last question for today's conference. This concludes today's conference. You may now disconnect your lines. Thank you, and have a great day.

FEBRUARY 15, 2022 / 3:00PM, HUN.N - Q4 2021 Huntsman Corp Earnings Call

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